EXHIBIT I.


                            CERTIFICATE CF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                      CENTURY PACIFIC FINANCIAL CORPORATION


     Pursuant to the provisions of Section 242 of Subchapter VII of the Delaware General Corporation Law. as amended, Century Pacific Financial Corporation. a Delaware corporation incorporated December 29. 1982, hereby amends its Certificate of Incorporation as set forth in the amendment herein. which was duly adopted in accordance with the provisions of said section.

     Article Fourth, paragraph A, is hereby amended to rend as follows.

          "A. Capital Stock. The total number of shares of all classes of stock which this Corporation shall have the authority to issue is one-hundred and five million (105,000,000), of which 10O,0O0,000 (100,000,000) shares shall be Common Stock, $.04 par value, and five million (5,000,000) shares shall he Preferred stock $.05 par value.'"

     IN WITNESS WHEREOF, the undersigned officers have signed this Certificate of Amendment to the Certificate of Incorporation on this 17th day of September, 1996.


                                                  /s/ Carlton V. Phillips
                                                  ------------------------------
                                                  Carlton V. Phillips, President


ATTEST:

Gladys M. Phillips
-------------------------------
Gladys M. Phillips, Ass't Secy


     IN WITNESS WHEREOF, said CENTURY PACIFIC FINANCIAL CORPORATION has caused its corporate seal to be hereunto affixed and this certificate to he signed by Carlton V. Phillips its authorized officer this seventeenth day of September, 1996.


                                                  /s/ Carlton V. Phillips
                                                  ------------------------------
                                                  Carlton V. Phillips, President